EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
G&K Services, Inc:

We consent to the incorporation by reference in the registration statements (Nos. 333‑192662, 333-171043, 333-139670, 333-101282, and 333-66419) on Form S-8 of G&K Services, Inc. of our reports dated August 26, 2016, with respect to the consolidated balance sheets of G&K Services, Inc. as of July 2, 2016 and June 27, 2015, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, cash flows and the related financial statement Schedule II for each of the fiscal years in the three-year period ended July 2, 2016, and the effectiveness of internal control over financial reporting as of July 2, 2016, which reports appear in the July 2, 2016 annual report on Form 10‑K of G&K Services, Inc.

/s/ KPMG LLP
KPMG LLP
Minneapolis, Minnesota
August 26, 2016